Exhibit 8.2

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

April 7, 2023

Roth CH Acquisition IV Co.

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

Re:	Material Tax Consequences with Respect to a Redemption of Public Shares

Ladies and Gentlemen:

As tax counsel to Roth CH Acquisition IV Co. in connection with the transactions described in the Registration Statement on Form S-4 (Form No. 333-269095) originally filed on December 30, 2022, as amended and supplemented through the date hereof (the “Registration Statement”), we hereby confirm to you that, subject to the qualifications, limitations and assumptions set forth in the Registration Statement, the statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences—Material Tax Consequences with respect to a Redemption of Public Shares” are our opinion as to the material U.S. federal income tax consequences to the holders of Public Shares of a redemption of Public Shares. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

This opinion has been prepared solely in connection with the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities Exchange Commission thereunder.

Best regards,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)